Exhibit 99.2

JOINDER TO THE JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that upon execution of this Joinder (this "Joinder") to the Joint Filing Agreement dated December 13, 2022 (the "Joint Filing Agreement"), each of the undersigned shall become a party to the Joint Filing Agreement in connection with the filing of the Amendment No. 1 to the Schedule 13D dated December 13, 2022 (the "Schedule 13D"), with respect to the Ordinary Shares of Iris Energy Limited, and each of the undersigned hereby further agrees that this Joinder shall be included as an exhibit to the any amendment to the Schedule 13D.

This Joinder may be executed in any number of counterparts, all of which together shall constitute one and the same instrument. A facsimile, telecopy or other digital execution service (e.g., via DocuSign) or other reproduction of this Joinder may be executed by one or more parties hereto, and an executed copy of this Joinder may be delivered by one or more parties hereto by facsimile, e-mail or similar instantaneous electronic transmission device, pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be construed as valid, binding and effective for all purposes as of the date hereof.

Date: September 14, 2023

IN WITNESS WHEREOF, each of the undersigned hereby executes this Joinder as of the date first written above.

/s/ Alan Quasha

Alan Quasha, individually

/s/ Weston Quasha

Weston Quasha, individually